Exhibit 99.1

Chubb Limited Bärengasse 32 CH-8001 Zurich Switzerland	www.chubb.com @Chubb

News Release

Chubb Reports Second Quarter Per Share Net Income and Core

Operating Income of $2.50 and $2.60, Respectively; Consolidated Net

Premiums Written of $8.3 Billion, Up 4.1%, or 5.9% in Constant

Dollars

•	Net income and core operating income were both $1.2 billion.

•

Net income per share was $2.50 compared with $2.76 prior year. Core operating income per share was $2.60 compared with $2.68 prior year, including catastrophe losses per share of $0.48 versus $0.37 prior year.

•	P&C net premiums written were $7.8 billion, up 4.2%, or 6.0% in constant dollars.

•	P&C combined ratio was 90.1% compared with 88.4% prior year. P&C current accident year combined ratio excluding catastrophe losses was 88.9% compared with 88.1% prior year.

•	Pre-tax catastrophe losses were $275 million compared with $211 million prior year.

•	Net investment income was $859 million pre-tax and adjusted net investment income was $902 million pre-tax.

•	Annualized ROE and core operating ROE were 8.7% and 9.3%, respectively. Annualized core operating return on tangible equity was 15.2%.

•	Book and tangible book value per share were up 3.2% and 4.7%, respectively, from prior quarter, and up 7.7% and 11.9%, respectively, from December 31, 2018.

ZURICH – July 23, 2019 – Chubb Limited (NYSE: CB) today reported net income for the quarter ended June 30, 2019 of $1,150 million, or $2.50 per share, compared with $1,294 million, or $2.76 per share, for the same quarter last year. Core operating income was $1,195 million, or $2.60 per share, compared with $1,253 million, or $2.68 per share, for the same quarter last year. The property and casualty (P&C) combined ratio was 90.1%. Book and tangible book value per share increased 3.2% and 4.7%, respectively, from March 31, 2019 and now stand at $117.97 and $73.74, respectively. Book and tangible book value per share were favorably impacted by net realized and unrealized gains of $1.1 billion after-tax in the company’s investment portfolio, principally driven by a decline in interest rates.

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Chubb Limited News Release

Chubb Limited

Second Quarter Summary

(in millions of U.S. dollars, except per share amounts)

(Unaudited)

				(Per Share - Diluted)
	2019	2018	Change	2019	2018	Change
Net income	$1,150	$1,294	(11.1)%	$2.50	$2.76	(9.4)%
Chubb integration expenses, net of tax	3	10	(70.0)%	0.01	0.02	(50.0)%
Amortization of fair value adjustment of acquired invested assets and long-term debt, net of tax	32	41	(22.0)%	0.07	0.09	(22.2)%
Adjusted net realized (gains) losses, net of tax	10	(92)	NM	0.02	(0.19)	NM
Core operating income, net of tax	$1,195	$1,253	(4.7)%	$2.60	$2.68	(3.0)%

For the three months ended June 30, 2019 and 2018, the tax expenses (benefits) related to the table above were $(1) million and $(3) million, respectively, for Chubb integration expenses; $(6) million and $(11) million, respectively, for amortization of fair value adjustment of acquired invested assets and long-term debt; $(1) million and $14 million, respectively, for adjusted net realized gains and losses; and $216 million and $218 million, respectively, for core operating income.

For the six months ended June 30, 2019, net income was $2,190 million, or $4.75 per share, compared with $2,376 million, or $5.07 per share, for 2018. Core operating income was $2,365 million, or $5.13 per share, compared with $2,350 million, or $5.01 per share, for 2018. The P&C combined ratio was 89.6% for the six months ended June 30, 2019. Book and tangible book value per share increased 7.7% and 11.9%, respectively, from December 31, 2018. Book and tangible book value per share were favorably impacted by net realized and unrealized gains of $2.5 billion after-tax in the company’s investment portfolio, principally driven by a decline in interest rates.

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Chubb Limited News Release

Chubb Limited

Six Months Ended Summary

(in millions of U.S. dollars, except per share amounts)

(Unaudited)

				(Per Share - Diluted)
	2019	2018	Change	2019	2018	Change
Net income	$2,190	$2,376	(7.8)%	$4.75	$5.07	(6.3)%
Chubb integration expenses, net of tax	5	18	(72.2)%	0.01	0.04	(75.0)%
Amortization of fair value adjustment of acquired invested assets and long-term debt, net of tax	65	91	(28.6)%	0.14	0.19	(26.3)%
Adjusted net realized (gains) losses, net of tax	105	(135)	NM	0.23	(0.29)	NM
Core operating income, net of tax	$2,365	$2,350	0.6%	$5.13	$5.01	2.4%

For the six months ended June 30, 2019 and 2018, the tax expenses (benefits) related to the table above were $(2) million and $(5) million, respectively, for Chubb integration expenses; $(14) million and $(20) million, respectively, for amortization of fair value adjustment of acquired invested assets and long-term debt; $(6) million and $11 million, respectively, for adjusted net realized gains and losses; and $418 million and $367 million, respectively, for core operating income.

Evan G. Greenberg, Chairman and Chief Executive Officer of Chubb Limited, commented: “Chubb had a very good second quarter, with core operating income of $2.60 per share, excellent underwriting results and strong premium revenue growth. Our P&C combined ratio was 90.1% and our current accident year combined ratio excluding catastrophe losses was 88.9%—both world-class. Book and tangible book value per share increased 3.2% and 4.7%, respectively, in the quarter, benefiting from both earnings and unrealized gains from falling interest rates.

“P&C net premiums written were up 6% in constant dollars, with strong growth of 6% in our North America commercial insurance operations and 9% in our Overseas General division. We benefited from an improved pricing and underwriting environment, flight to quality from commercial insurance buyers, and our various global growth initiatives. Pricing continued to tighten in the quarter while spreading to more classes and segments of business, particularly in the U.S. and London wholesale market. We’re also seeing early signs that market-firming conditions are spreading to more territories around the world.

“In sum, this quarter was about growth and pricing, and we have good momentum. Our organization is executing at a high level and we are confident in our ability to outperform.”

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Chubb Limited News Release

Operating highlights for the quarter ended June 30, 2019 were as follows:

Chubb Limited (in millions of U.S. dollars except for percentages)	Q2 2019	Q2 2018	Change
P&C
Net premiums written (increase of 6.0% in constant dollars)	$7,764	$7,450	4.2%
Underwriting income	$727	$824	(11.7)%
Combined ratio	90.1%	88.4%
Current accident year underwriting income excluding catastrophe losses	$814	$844	(3.5)%
Current accident year combined ratio excluding catastrophe losses	88.9%	88.1%

Global P&C (excludes Agriculture)
Net premiums written (increase of 5.3% in constant dollars)	$7,298	$7,062	3.3%
Underwriting income	$689	$781	(11.7)%
Combined ratio	90.1%	88.4%
Current accident year underwriting income excluding catastrophe losses	$774	$799	(3.0)%
Current accident year combined ratio excluding catastrophe losses	88.8%	88.2%

North America Agricultural Insurance
Net premiums written	$466	$388	20.1%
Combined ratio	90.1%	87.9%
Current accident year combined ratio excluding catastrophe losses	89.6%	87.2%

•

Total pre-tax and after-tax catastrophe losses were $275 million (3.8 percentage points of the combined ratio) and $221 million, respectively, compared with $211 million (3.0 percentage points of the combined ratio) and $173 million, respectively, last year.

•

Total pre-tax and after-tax favorable prior period development were $188 million (2.6 percentage points of the combined ratio) and $152 million, respectively, compared with $191 million (2.7 percentage points of the combined ratio) and $158 million, respectively, last year.

•	Net investment income was $859 million pre-tax and adjusted net investment income was $902 million pre-tax.

•	Operating cash flow was $1.4 billion.

•	Share repurchases totaled $376 million during the quarter at an average purchase price of $145.65 per share, and $743 million through June 30, 2019 at an average purchase price of $139.27 per share.

•	Net loss reserves increased $754 million, or $831 million in constant dollars.

•

Realized mark-to-market gains on private equities of $237 million after-tax, which are not a component of the company’s core operating income, would have increased core operating income by $0.51 per share and annualized core operating ROE by 1.8 percentage points compared to the reported 9.3%. Other companies record these gains within core operating income.

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Chubb Limited News Release

Details of financial results by business segment are available in the Chubb Limited Financial Supplement. Key segment items for the quarter ended June 30, 2019 are presented below:

Chubb Limited (in millions of U.S. dollars except for percentages)	Q2 2019	Q2 2018	Change
Total North America P&C Insurance
Net premiums written	$5,309	$5,054	5.0%
Combined ratio	87.7%	86.0%
Current accident year combined ratio excluding catastrophe losses	86.5%	85.4%

North America Commercial P&C Insurance
Net premiums written	$3,534	$3,331	6.0%
Major accounts retail and excess and surplus (E&S) wholesale	$2,182	$2,040	6.9%
Middle market and small commercial	$1,352	$1,291	4.7%
Combined ratio	86.5%	85.0%
Current accident year combined ratio excluding catastrophe losses	87.9%	87.4%

North America Personal P&C Insurance
Net premiums written	$1,309	$1,335	(2.0)%
Net premiums written adjusted for additional reinsurance and a prior year accounting alignment benefit			2.4%
Combined ratio	90.3%	88.6%
Current accident year combined ratio excluding catastrophe losses	81.7%	79.3%

North America Agricultural Insurance
Net premiums written	$466	$388	20.1%
Combined ratio	90.1%	87.9%
Current accident year combined ratio excluding catastrophe losses	89.6%	87.2%

Overseas General Insurance
Net premiums written	$2,258	$2,199	2.7%
Net premiums written in constant dollars			8.5%
Combined ratio	90.8%	88.9%
Current accident year combined ratio excluding catastrophe losses	91.2%	91.0%

•

North America Personal P&C Insurance: The current accident year combined ratio excluding catastrophe losses was 81.7%, compared with 79.3% prior year, an increase of 2.4 percentage points comprising a 1.6 percentage points increase in the loss ratio and a 0.8 percentage point increase in the expense ratio, reflecting a favorable commission adjustment in the prior year that did not recur in the current quarter.

•

Global Reinsurance: Net premiums written increased 0.2%, or 1.3% in constant dollars. The combined ratio was 87.7% compared with 79.3% prior year. The current accident year combined ratio excluding catastrophe losses was 81.7%, compared with 83.5% prior year.

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Chubb Limited News Release

•

Life Insurance: Net premiums written increased 2.5%, or 4.3% in constant dollars, reflecting growth in Combined Insurance North America supplemental accident and health business and growth in the Asian international life operations. Segment income was $96 million, up 24.5%. International life insurance segment income was $42 million, up 62.7%, and Combined Insurance North America segment income was $43 million, up 14.3%.

Please refer to the Chubb Limited Financial Supplement, dated June 30, 2019, which is posted on the company’s investor relations website, investors.chubb.com, in the Financials section for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, investment portfolio, and debt and capital.

Chubb Limited will hold its second quarter earnings conference call on Wednesday, July 24, 2019 beginning at 8:30 a.m. Eastern. The earnings conference call will be available via live webcast at investors.chubb.com or by dialing 888-204-4368 (within the United States) or 323-794-2423 (international), passcode 1811116. Please refer to the Chubb investor relations website under Events and Presentations for details. A replay of the call will be available until Wednesday, August 7, 2019 and the archived webcast will be available for approximately one month. To listen to the replay, please click here to register and receive dial-in numbers.

About Chubb

Chubb is the world’s largest publicly traded property and casualty insurance company. With operations in 54 countries and territories, Chubb provides commercial and personal property and casualty insurance, personal accident and supplemental health insurance, reinsurance and life insurance to a diverse group of clients. As an underwriting company, we assess, assume and manage risk with insight and discipline. We service and pay our claims fairly and promptly. The company is also defined by its extensive product and service offerings, broad distribution capabilities, exceptional financial strength and local operations globally. Parent company Chubb Limited is listed on the New York Stock Exchange (NYSE: CB) and is a component of the S&P 500 index. Chubb maintains executive offices in Zurich, New York, London, Paris and other locations, and employs more than 30,000 people worldwide. Additional information can be found at: www.chubb.com.

Investor Contact

Karen Beyer: (212) 827-4445; karen.beyer@chubb.com

Media Contact

Jeffrey Zack: (212) 827-4444; jeffrey.zack@chubb.com

All comparisons are with the same period last year unless otherwise specifically stated.

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Chubb Limited News Release

Regulation G - Non-GAAP Financial Measures

In presenting our results, we included and discussed certain non-GAAP measures. These non-GAAP measures, which may be defined differently by other companies, are important for an understanding of our overall results of operations and financial condition. However, they should not be viewed as a substitute for measures determined in accordance with generally accepted accounting principles (GAAP).

Throughout this document there are various measures presented on a constant-dollar basis (i.e., excludes the impact of foreign exchange). We believe it is useful to evaluate the trends in our results exclusive of the effect of fluctuations in exchange rates between the U.S. dollar and the currencies in which our international business is transacted, as these exchange rates could fluctuate significantly between periods and distort the analysis of trends. The impact is determined by assuming constant foreign exchange rates between periods by translating prior period results using the same local currency exchange rates as the comparable current period.

Net premiums written adjusted for additional reinsurance and a prior year accounting alignment benefit is net premiums written in the company’s North America Personal P&C Insurance segment, adjusted to exclude the year-over-year net impact totaling $57 million comprising of additional reinsurance and a prior year accounting alignment benefit. The prior year accounting alignment benefit relates to the harmonization between our legacy premium registration systems. We believe this measure is meaningful to evaluate trends in the underlying business on a comparable basis.

Adjusted net investment income is net investment income excluding the amortization of the fair value adjustment on acquired invested assets from the acquisition of The Chubb Corporation (Chubb Corp) of $43 million in Q2 2019 and $89 million for the six months ended June 30, 2019. We believe this measure is meaningful as it highlights the underlying performance of our invested assets and portfolio management in support of our lines of business.

Adjusted net realized gains (losses), net of tax, includes net realized gains (losses) and net realized gains (losses) recorded in other income (expense) related to unconsolidated subsidiaries, and excludes realized gains and losses on crop derivatives. These derivatives were purchased to provide economic benefit, in a manner similar to reinsurance protection, in the event that a significant decline in commodity pricing impacts underwriting results. We view gains and losses on these derivatives as part of the results of our underwriting operations, and therefore realized gains (losses) from these derivatives are reclassified to adjusted losses and loss expenses.

P&C underwriting income is calculated by subtracting adjusted losses and loss expenses, policy benefits, policy acquisition costs and administrative expenses from net premiums earned of our P&C operations. We use P&C underwriting income and operating ratios to monitor the results of our operations without the impact of certain factors, including net investment income, other income (expense), interest expense, amortization expense of purchased intangibles, Chubb integration expense, income tax expense and adjusted net realized gains (losses).

Current accident year underwriting income excluding catastrophe losses is underwriting income adjusted to exclude catastrophe losses and prior period development (PPD). We believe it is useful to exclude catastrophe losses, as they are not predictable as to timing and amount, and PPD as these unexpected loss developments on historical reserves are not indicative of our current underwriting performance. We believe the use of these measures enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.

Segment income includes underwriting income, adjusted net investment income, other income (expense) – operating, and amortization expense of purchased intangibles.

Core operating income, net of tax, excludes from net income the after-tax impact of adjusted net realized gains (losses), Chubb integration expenses, and the amortization of fair value adjustment of acquired invested assets and long-term

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Chubb Limited News Release

debt related to the Chubb Corp acquisition. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude adjusted net realized gains (losses) because the amount of these gains (losses) are heavily influenced by, and fluctuate in part according to, the availability of market opportunities. We exclude the amortization of the fair value adjustments related to purchased invested assets and long-term debt and Chubb integration expenses due to the size and complexity of this acquisition. These integration expenses are distortive to our results and are not indicative of our underlying profitability. We believe that excluding these integration expenses facilitates the comparison of our financial results to our historical operating results. References to core operating income measures mean net of tax, whether or not noted.

Core operating return on equity (ROE) and Core operating return on tangible equity (ROTE) are annualized financial measures. The numerator includes core operating income, net of tax. The denominator includes the average shareholders’ equity for the period adjusted to exclude unrealized gains (losses) on investments, net of tax. For the ROTE calculation, the denominator is also adjusted to exclude goodwill and other intangible assets, net of tax. These measures enhance the understanding of the return on shareholders’ equity by highlighting the underlying profitability relative to shareholders’ equity and tangible equity excluding the effect of unrealized gains and losses on our investments.

P&C combined ratio is the sum of the loss and loss expense ratio, acquisition cost ratio and the administrative expense ratio excluding the life business and including the realized gains and losses on the crop derivatives, as noted above.

Current accident year combined ratio excluding catastrophe losses excludes the impact of catastrophe losses and PPD from the combined ratio. We believe this measure provides a better evaluation of our underwriting performance and enhances the understanding of the trends in our property and casualty business that may be obscured by these items.

Global P&C performance metrics comprise consolidated operating results (including corporate) and exclude the operating results of the company’s Life Insurance and North America Agricultural Insurance segments. We believe that these measures are useful and meaningful to investors as they are used by management to assess the company’s global P&C operations which are the most economically similar. We exclude the North America Agricultural Insurance and Life Insurance segments because the results of these businesses do not always correlate with the results of our global P&C operations.

Tangible book value per common share is shareholders’ equity less goodwill and other intangible assets, net of tax, divided by the shares outstanding. We believe that goodwill and other intangible assets are not indicative of our underlying insurance results or trends and make book value comparisons to less acquisitive peer companies less meaningful.

See the reconciliation of Non-GAAP Financial Measures on pages 29-35 in the Financial Supplement. These measures should not be viewed as a substitute for measures determined in accordance with GAAP, including premium, net income, return on equity, and net investment income.

NM - not meaningful comparison

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Chubb Limited News Release

Cautionary Statement Regarding Forward-Looking Statements:

Forward-looking statements made in this press release, such as those related to company performance, including 2019 performance and growth opportunities, pricing, economic and market conditions, and our expectations and intentions and other statements that are not historical facts reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the following: competition, pricing and policy term trends, the levels of new and renewal business achieved, the frequency and severity of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, integration activities and performance of acquired companies, loss of key employees or disruptions to our operations, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments and actual settlement terms, the amount and timing of reinsurance recoverable, credit developments among reinsurers, rating agency action, possible terrorism or the outbreak and effects of war, economic, political, regulatory, insurance and reinsurance business conditions, potential strategic opportunities including acquisitions and our ability to achieve and integrate them, as well as management’s response to these factors, and other factors identified in our filings with the Securities and Exchange Commission (SEC).

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Chubb Limited News Release

Chubb Limited

Summary Consolidated Balance Sheets

(in millions of U.S. dollars, except per share data)

(Unaudited)

	June 30 2019	December 31 2018
Assets
Investments	$105,739	$100,968
Cash	1,270	1,247
Insurance and reinsurance balances receivable	10,935	10,075
Reinsurance recoverable on losses and loss expenses	15,445	15,993
Goodwill and other intangible assets	21,566	21,414
Other assets	19,561	18,074

Total assets	$174,516	$167,771

Liabilities
Unpaid losses and loss expenses	$63,205	$62,960
Unearned premiums	16,403	15,532
Other liabilities	41,106	38,967

Total liabilities	$120,714	$117,459

Shareholders’ equity
Total shareholders’ equity	53,802	50,312

Total liabilities and shareholders’ equity	$174,516	$167,771

Book value per common share	$117.97	$109.56
Tangible book value per common share	$73.74	$65.89
Book value per common share excluding cumulative translation losses (1)	$122.20	$113.87
Tangible book value per common share excluding cumulative translation losses (1)	$76.74	$68.87

(1)

Cumulative translation losses were $1.9 billion in 2019 ($1.4 billion on tangible and $0.5 billion on intangible net assets) and $2.0 billion in 2018 ($1.4 billion on tangible and $0.6 billion on intangible net assets).

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Chubb Limited News Release

Chubb Limited

Summary Consolidated Financial Data

(in millions of U.S. dollars, except share, per share data, and ratios)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2019	2018	2019	2018
Gross premiums written	$10,355	$9,929	$19,466	$18,662
Net premiums written	8,343	8,015	15,656	15,119
Net premiums earned	7,891	7,664	15,028	14,691
Losses and loss expenses	4,715	4,487	8,813	8,589
Policy benefits	161	150	357	301
Policy acquisition costs	1,544	1,464	3,008	2,928
Administrative expenses	758	747	1,468	1,439
Net investment income	859	828	1,695	1,634
Net realized gains (losses)	(223)	18	(320)	16
Interest expense	140	167	280	324
Other income (expense):
Gains (losses) from separate account assets	(3)	(10)	27	(4)
Other	233	125	242	166
Amortization of purchased intangibles	77	85	153	170
Chubb integration expenses	4	13	7	23
Income tax expense	208	218	396	353

Net income	$1,150	$1,294	$2,190	$2,376

Diluted earnings per share:
Net income	$2.50	$2.76	$4.75	$5.07
Core operating income	$2.60	$2.68	$5.13	$5.01

Weighted average diluted shares outstanding	460.2	468.4	460.9	469.0

P&C combined ratio
Loss and loss expense ratio	61.7%	60.4%	60.6%	60.2%
Policy acquisition cost ratio	19.1%	18.6%	19.6%	19.6%
Administrative expense ratio	9.3%	9.4%	9.4%	9.4%

P&C combined ratio	90.1%	88.4%	89.6%	89.2%

P&C underwriting income	$727	$824	$1,439	$1,466

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